UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

Commission File Number: 000-53311

Jayhawk Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)

611 E. Sherman Ave., Coeur d’Alene, Idaho 83814

(Address of principal executive offices) (Zip Code)

208-667-1328

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business Operations

Item 1.01 Entry into a Material Definitive Agreement

On or about December 22, 2009, the Company entered into a securities purchase agreement with certain institutional investors (the “Investors”) pursuant to which the Company sold to the Investors, in three tranches, convertible debentures and warrants (the “2009 Transactions”).  For more information regarding the 2009 Transactions, please refer to the Company’s Current Reports on Form 8-K filed with the SEC on December 14, 2009, December 31, 2009, April 20, 2010, and February 17, 2012. On or about October 18, 2010, the Company entered into a securities purchase agreement with the Investors pursuant to which the Company sold to the Investors convertible debentures and warrants (the “2010 Transactions”).  On or about April 23, 2013, the Company entered into a Partial Reset of Conversion Price Agreement (“2013 Partial Reset”) with the Investors under which the Company changed certain terms regarding the conversion of the Debentures.  For more information regarding the 2010 Transactions, please refer to the Company’s Current Reports on Form 8-K filed with the SEC on October 19, 2010, February 12, 2012 and April 24, 2013.  Collectively the debentures and warrants sold in the 2009 Transactions and 2010 Transactions are referred to herein as the “Debentures” and the “Warrants.”

On June 3, 2014, the Company entered into a Partial Reset of Conversion Price for the 10% Senior Secured Convertible Debentures agreement (the “2014 Partial Reset”) with one of the Investors.  Under the terms of the 2014 Partial Reset, the Investor and the Company agreed to the following terms:

•

The Investor has the right to convert, into common stock of the Company, up to two hundred thousand dollars ($200,000) (in addition to the principle amount of the Debentures rest in the 2013 Partial Reset) of the principal amount of the Debentures outstanding at a Conversion Price equal to $0.01;

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JayHawk Energy, Inc.

Date: June 6, 2014	By:	/s/ Kelly J. Stopher
Name: Kelly J. Stopher Title: CFO, CEO, President